UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

BOB EVANS FARMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 29, 2014, Bob Evans Farms, Inc. (“Bob Evans”) issued an internal release to its employees regarding the press release issued by Bob Evans on April 28, 2014 detailing certain changes in the Board of Directors. A copy of the internal release to employees is filed herewith as Exhibit A.

Exhibit A

Changes to Bob Evans Farms
Board of Directors	MEET BOB EVANS FARMS
NEW DIRECTORS:

April 29, 2014

I’m pleased to share that yesterday, the Bob Evans Farms, Inc. Board of Directors announced several changes to our Board. The changes are part of a planned Board succession process, announced in January 2014, which will ensure continued exceptional leadership and the highest standards of governance at Bob Evans. Three new directors have been appointed to the Board effectively immediately. E. Gordon Gee, has resigned due to his acceptance of the President position at West Virginia University, and two other current directors, Larry Corbin and Rob Lucas, announced that they will retire immediately prior to the Annual Stockholders meeting in August 2014.

Joining the Board of Directors are former Chief Information Officer of TJX Companies, Inc. Kathy S. Lane; Co-Chief Executive Officer of Compass Marketing Larry S. McWilliams; and President and Chief Executive Officer of Norwegian Cruise Line Kevin M. Sheehan. Together, these independent directors bring outstanding skills, significant business acumen and valuable perspectives that I expect will make major contributions to our strategic direction and our transformational growth initiatives within Bob Evans Restaurants and BEF Foods. With their expertise in driving sales, hospitality, information technology, branding, consumer marketing and finance, these individuals will deliver great insights to our Board and provide the dynamic, independent thinking that will position our company for the future. You can learn more about the specific background and career experience of the three new directors in yesterday’s news release on our website.

I want to thank Messrs. Corbin, Gee and Lucas for their longtime service to Bob Evans. Their collective involvement with our Board spans decades, and they have been an integral part of shaping what Bob Evans is today. We cannot thank them enough for their service as directors.

Kathy S. Lane is former Chief Information Officer of TJX Companies

Larry S. McWilliams is Co-Chief Executive Officer of Compass Marketing

Kevin M. Sheehan is the President and Chief Executive Officer of Norwegian Cruise Line

Larry Corbin was the manager of the very first Bob Evans Restaurant, The Sausage Shop.

This brings our Board to 12 directors, 11 of whom are independent, and seven of whom have joined since 2007, including four in the last two years. Following Larry Corbin and Rob Lucas’s retirement, we expect that the size of the Board will revert to ten directors.

We believe that our company is positioned for long-term success, and for a strong fiscal 2015. On behalf of the Board and management, I thank you for all you do to deliver outstanding value and service for our customers and create value for our shareholders. Please join me in welcoming our new directors and in gratitude to our departing directors for their service to Bob Evans.

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies in connection with the Company’s 2014 Annual Meeting of Stockholders. The Company intends to file a proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from the Company’s stockholders. WE URGE INVESTORS TO READ ANY SUCH PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s proxy statement for its 2013 annual meeting of stockholders, filed with the SEC on July 12, 2013. Additional information can be found in the Company’s Annual Report on Form 10-K for the year ended April 26, 2013, filed with the SEC on June 21, 2013 and its Quarterly Reports on Form 10-Q for the first three quarters of the fiscal year ended April 26, 2014 filed on September 3, 2013, December 26, 2013, and March 4, 2014, respectively. Information regarding the respective interests in the Company of Kevin M. Sheehan, Kathy S. Lane and Larry S. McWilliams, appointed as directors of the Company on April 25, 2014, is set forth in the Company’s soliciting material on Schedule 14A filed with the SEC on April 28, 2014. To the extent holdings of the Company’s securities have changed since the amounts printed in the foregoing filings, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov.

Director Larry Corbin will retire prior to the August Annual Meeting

Director Rob Lucas will retire prior to the August Annual Meeting

Director E. Gordon Gee has stepped down upon accepting the Presidency of West Virginia University.